SECOND AMENDMENT TO APPENDIX A OPERATING EXPENSE LIMITATION AGREEMENT

Between

NORTHERN LIGHTS FUND TRUST III

and

Horizon Capital Management, Inc.

THIS SECOND AMENDMENT TO APPENDIX TO THE OPERATING EXPENSE LIMITATION AGREEMENT (the "Second Amendment is made and entered into as of January 15, 2021, between Northern Lights Fund Trust III, a Delaware statutory trust (the "Trust"), and Horizon Capital Management, Inc., a Louisiana Corporation (the "Adviser") located at 106 Valerie Drive, Lafayette, LA 70508.

RECITALS:

WHEREAS, the parties previously entered into that certain Operating Expense Limitation Agreement between the Trust and the Adviser dated as of February 12, 2014 (the "Agreement"), as amended July 10, 2019;

NOW, THEREFORE, the parties hereto agree as follows:

Effective February 1, 2021, Appendix A of the Agreement is hereby replaced with the following:

Fund	Operating Expense Limit
lssachar Fund
Class N Shares	1.90%
Class I Shares	1.65%

IN WITNESS WHEREOF, the patties have caused this Second Amendment to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

NORTHERN LIGHTS FUND TRUST Ill

By: /s/ Richard Malinowski
Name: Richard Malinowski

Title: President

Horizon Capital Management, Inc.